Exhibit 99.2
[Letterhead of Castle Brands Inc.]
October 8, 2008
VIA FIRST CLASS MAIL
To the Stockholders of Castle Brands Inc.
     Proposed Investment in Castle Brands Inc.
Dear Stockholder:
          We are writing to you today to share news concerning a proposed transaction to infuse substantial new capital into Castle Brands Inc. (which we refer to in this letter as “we,” “us” or “our”).
          We are in advanced discussions, and shortly after the date of this letter, intend to enter into an agreement, with certain investors led by Dr. Phillip Frost, one of our former directors, I.L.A.R. S.p.A., the owner of Pallini liqueurs, and Vector Group Ltd., to receive a cash infusion of between $12.5 million and $15.1 million. Under the proposed terms, we will issue and sell to the investors between 1 million and 1.21 million shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”) at a purchase price of $12.50 per share (we refer to this transaction as the “Proposed Transaction”). We expect to enter into a definitive agreement with the investors shortly after the date of this letter.
          In connection with the Proposed Transaction, upon execution of the agreement, four of our nine directors will resign and be replaced with four directors designated by the investors. In addition, you will be asked to vote on the following at a special meeting that will be held on a date to be announced:
•	amendments to our charter to increase our authorized shares to 250,000,000 shares and to permit our stockholders to act by written consent and

•	the election of a to be determined number of directors designated by the investors as the sole directors comprising our board of directors.
After the amendment to our charter to increase our authorized shares is approved by stockholders, each outstanding share of Series A Preferred Stock will be automatically converted into 35.7143 shares of our common stock. Therefore, the Proposed Transaction would result in the issuance of approximately 35.7 million to 43.2 million shares of our common stock. We expect that the Proposed Transaction will close approximately ten days from the date of this letter.
          In addition, prior to the closing of the Proposed Transaction, we expect one of the investors will loan us up to $2,000,000 to purchase product and pay certain accounts payable in anticipation of our fourth quarter holiday sales. This advance would be offset against the payment of the purchase price at the closing of the Proposed Transaction and would be satisfied by the issuance of shares of the Series A Preferred Stock at $12.50 per share.
          In connection with the Proposed Transaction, substantially all of the holders of Castle Brands (USA) Corp.’s (our wholly owned subsidiary) 9% Senior Secured Notes, in the principal amount of $10.0 million plus accrued but unpaid interest, and all holders of our Amended and Restated Convertible Notes, in the principal amount of $9 million plus accrued but unpaid interest (we collectively refer to these as the “Notes”), will convert their Notes into shares of Series A Preferred Stock at a price per share of $12.50 and $23.21, respectively. A total of between approximately 78 and 85.6 million shares of our common stock could be issued upon the conversion of the shares of Series A Preferred Stock to be issued pursuant to the Proposed Transaction and the shares of Series A Preferred Stock to be issued pursuant to the conversion of the Notes. Following the consummation of the Proposed Transaction, the holders of Series A Preferred Stock could constitute approximately 83% of the outstanding stock of Castle Brands on an as-converted basis.
          Until definitive documentation is executed, neither we nor the investors have any binding legal obligation to close the Potential Transaction. There can be no assurances that an agreement with respect to the Potential Transaction will be reached, or, if an agreement is reached, that the Potential Transaction will be consummated. Upon the execution of definitive documentation with respect to the Potential Transaction, we will issue a press release with respect to such execution and furnish a Current Report on Form 8-K to the Securities and Exchange Commission which would include a copy of the agreement.
          According to the Company Guide of the NYSE Alternext US LLC (formerly known as the American Stock Exchange and referred to in this letter as the “Exchange”), conducting the Proposed Transaction would ordinarily require the approval of our stockholders under Section 713. Pursuant to Section 710(b) of the Exchange’s Company Guide, we have sought and received from the Exchange a financial viability exception from obtaining stockholder approval of the Proposed Transaction. The Audit Committee of our Board of Directors, which is comprised solely of independent directors, has expressly approved our reliance on this exemption and the Proposed Transaction has been unanimously approved by our Board of Directors.
          The Proposed Transaction will raise a significant amount of equity and also convert both our senior and junior debt into equity. The Proposed Transaction is a result of a four month period of investigation and analysis of our opportunities and avenues to stability. During this period, we engaged the investment banking firm Miller Buckfire & Co., LLC , a nationally recognized investment banking firm, as our exclusive financial advisor in connection with prospective financing and strategic transactions.
          Although in the last 12 months we have made significant reductions in our cash-burn, our ability to continue building our current brands and also our ability to attract new agency brands has been frustrated by our capital position. With this prospective infusion of between $12.5 million and $15.1 million in equity and the conversion of approximately $19 million of debt and accrued interest to equity, we believe we will stabilize our company and be in a position to grow our current brands, pursue new agencies and acquire additional brands. Our

Board of Directors believes that the Proposed Transaction will place us on a much firmer footing and allow us to pursue our original vision of building our premium brands and representing other specialty brands which should accrue to the long-term benefit of our stockholders and better position us to achieve our goals.
          Should you have any questions regarding the foregoing, please feel free to contact Mark Andrews, our Chairman of the Board, at (646) 391-1150.

Sincerely, CASTLE BRANDS INC.
/s/ Mark Andrews
Mark Andrews
Chairman of the Board

cc: NYSE Alternext US LLC
Note Regarding Forward-Looking Statements
All statements in this letter that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements. Because these statements reflect our current views concerning future events, these forward-looking statements are subject to risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2008 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 filed with the Securities and Exchange Commission. Castle Brands undertakes no obligation to update publicly any forward-looking statements contained in this letter.